Exhibit 99.1

Nordson Corporation Announces Business Segment Realignment Reflecting Diversification and Profitable Growth Focus

Westlake, Ohio, USA – July 8, 2022 – Nordson Corporation (Nasdaq: NDSN) today announced a strategic business segment realignment that reinforces the Company’s focus on its long-term profitable growth strategy. The Company will reorganize into three financial reporting segments effective August 1, 2022: Industrial Precision Solutions (IPS) led by Jeffrey A. Pembroke, Executive Vice President; Medical and Fluid Solutions (MFS) led by Stephen Lovass, Executive Vice President; and Advanced Technology Solutions (ATS) led by Srinivas (Srini) Subramanian, Executive Vice President.

Sundaram Nagarajan, President and Chief Executive Officer, said, “Nordson’s success has been driven by its customer-centric business model, commitment to innovation and end market diversification. Over the past two years, we’ve added to these strengths through the deployment of the NBS Next growth framework, which gives us a clear view of our greatest growth opportunities. Today’s realignment gives us better visibility into our medical and electronics platforms, which have grown significantly through both organic and acquisitive opportunities. This new structure reflects the Nordson of today and enhances the Company’s ability to deliver the Ascend strategy goal of top-tier growth with leading margins and returns.”

Medical and Fluid Solutions (MFS)
The new MFS segment will include the Company’s fluid management solutions for medical, high-tech industrial and other diverse end markets. Related plastic tubing, balloons, catheters, syringes, cartridges, tips, and fluid connection components are used to dispense or control fluids within customers’ medical devices or products, as well as production processes. This remains one of the Company’s growth engines both organically and acquisitively. In fiscal 2021, this segment had revenues of approximately $0.6 billion.

This segment will be led by Stephen Lovass, who joined Nordson in 2016 as the leader of the Industrial Coatings Systems business. Most recently, he led the Strategy and Corporate Development Group. Prior to joining Nordson, Mr. Lovass served as president for one of the global sensors and controls businesses at Danaher Corporation (NYSE: DHR), a $21 billion Fortune 200 diversified science and technology company. Mr. Lovass has held senior roles in strategic planning and general management based in the United States, Europe, and Asia.

Advanced Technology Solutions (ATS)
The ATS segment now will focus on products serving electronics end markets. ATS products integrate our proprietary technologies found in progressive stages of an electronics customer’s production processes, such as surface treatment, precisely controlled dispensing of material and test and inspection to ensure quality and reliability. Applications include, but are not limited to, semiconductors, printed circuit boards, electronic components, and automotive electronics. In fiscal 2021, this segment had revenues of approximately $0.5 billion.

Mr. Subramanian will lead this segment. He joined Nordson in 2006 and has served in roles of increasing responsibility in corporate development, as well as leading the Nordson EFD business. Most recently, he was vice president of the Electronics Processing Solutions business where he has successfully driven the execution of our NBS Next growth framework for electronics dispense and surface treatment products across diversified electronics applications.

Industrial Precision Solutions (IPS)
There is no change to the IPS segment, which is focused on delivering proprietary dispensing and processing technology, both standard and highly customized equipment, to diverse end markets. Product lines for IPS commonly reduce material consumption, increase line efficiency through precision dispense and measurement and control, and enhance product brand and appearance. Components are used for dispensing adhesives, coatings, paint, finishes, sealants and other materials. This business primarily serves the industrial, consumer durables and non-durables markets. In fiscal 2021, IPS had revenues of approximately $1.2 billion.

Mr. Pembroke leads the IPS segment. Since joining Nordson in 2005, he has been driving growth in many Nordson businesses. He has been instrumental in building the Nordson MEDICAL acquisition strategy, as well as Nordson’s growth and innovation platform. Prior to February 2022, he led the Advanced Technology Solutions segment where he successfully accelerated the deployment of the NBS Next growth framework.

The Company will provide historic financials reflecting this realignment following the third quarter fiscal 2022 10-Q filing.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the Company’s filings with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

Contact
Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.204.9985
Lara.Mahoney@nordson.com